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                                  EXHIBIT 99.1

Friday January 18, 9:30 am Eastern Time

PRESS RELEASE

SOURCE: Retractable Technologies, Inc.

Retractable Technologies, Inc. Receives Contribution From CEO and Spouse Through Royalty Transaction

     LITTLE ELM, Texas--(BW HealthWire)--Jan. 18, 2002---Retractable Technologies, Inc. (AMEX:RVP - news) a leading maker of safety needle devices, has received a $1 million increase to the shareholders' equity position by removal of a payable obligation for this same amount. This has occurred as a result of a decision by Retractable's Chairman, President and CEO Thomas J. Shaw and his wife Suzanne, to forego $1,000,000 in royalties.

     "It has always been our intention to donate a significant portion of royalties we received from sales of VanishPoint(R) automated retraction technology to help reduce the spread of AIDS. Retractable has made major contributions in raising public awareness, domestically and internationally, of the importance of utilizing safe, effective needle products. My wife and I are very pleased to be able to provide support of this kind," Mr. Shaw said.

     The Shaws have previously donated royalty proceeds to the Lawrence/McWhorter Foundation. The 5% royalty that Retractable pays for the exclusive right to manufacture and sell the VanishPoint(R) products, was granted for patents that Mr. Shaw developed before he founded the company.

     "This transaction strengthens Retractable's balance sheet by removing a liability and increasing stockholders' equity. The $1,000,000 represents more than 85% of the royalties payable to Mr. Shaw for 2001 sales and is a significant benefit to Retractable," said Douglas W. Cowan, Chief Financial Officer.

     Retractable manufactures and markets VanishPoint(R) automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device. VanishPoint(R) safety needle devices are distributed to the acute care hospital market by Abbott Laboratories (NYSE:ABT - news) and to the alternate care market by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

     The Lawrence/McWhorter Foundation is a non-profit organization that focuses on HIV/AIDS prevention education for underserved and at risk populations. The Foundation's present focus is a concentration in rural communities in North Texas. For more information on the Lawrence/McWhorter Foundation, please contact Catharine McGowan at (972) 294-4061.

     Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the company's current views with respect to future events. The company believes that the expectations

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reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the company's ability to quickly increase its production capacity in the event of a dramatic increase in demand; the company's ability to continue to finance research and development and operations and expansion of production through equity and debt financing, as well as sales; the increased interest of larger market players in providing safety needle devices; and other risks and uncertainties that are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Contact:

     Retractable Technologies, Inc.
     Investor Contact
     Douglas W. Cowan, 888/806-2626 or 972/294-1010
     rtifinancial@vanishpoint.com
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       or
     Media Contact
     Phillip L. Zweig, 212/490-0811 or 214/912-7415 (cell)
     plzweig@aol.com
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      or
     The Lawrence/McWhorter Foundation
     Catharine McGowan, 972/294-4061
     LMFoundation@aol.com
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